EXHIBIT 10.1
CITIZENS FINANCIAL GROUP, INC.
RESTRICTED CASH AWARD AGREEMENT
Section 1.Grant of Restricted Cash Award. Citizens Financial Group, Inc. (together with its Subsidiaries, the “Company”) has granted to ________ (the “Executive”) (the Company and the Executive collectively, the “Parties”), in exchange for the Executive’s services to the Company, a cash award subject to the restrictions set forth below. The Award is subject to the terms and conditions of this award agreement (the “Award Agreement”).
Section 2.Award; Repayment Requirement.
(a)Award. The Company hereby grants the Executive a restricted cash award in the amount of $_________, less applicable taxes and withholding, subject to the terms and conditions set forth herein (the “Award”). The Award will be paid to the Executive on or about [Date] (the “Payment Date”).
(b)Repayment Requirement. The Executive will be required to repay to the Company the full value of the Award, without regard to any taxes paid, within 14 days following the date (i) the Executive provides notice of intent to voluntarily resign or voluntarily resigns from the Company or (ii) the Company terminates Executive for Cause (as defined in the Executive’s Employment Agreement dated as of _________ (the “Employment Agreement”)), in each case, within three (3) years of the Payment Date. Voluntary resignation for this purpose includes a resignation for reasons of retirement. For the avoidance of doubt, the Award will not be subject to repayment if the Executive is terminated without Cause by the Company.
Section 3.Clawback. The Executive hereby acknowledges and agrees that the Award shall be subject to clawback to the extent determined necessary to comply with applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act), regulatory authority, and/or policies of the Company, including as a result of risk-related events.
Section 4.Tax Liability and Withholding. The Executive shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Executive incurs in connection with the grant, payment or repayment of the Award. The Company shall be authorized to withhold from the Award an amount as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
Section 5.Miscellaneous.
(a)Administration; Determinations. The Award Agreement shall be administered by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”). All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, and the Executive.
(b)Governing Law; Waiver of Jury Trial; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof. By acknowledging this Award Agreement, the Executive waives any right that the Executive may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement and agrees that the provisions in Executive’s Employment Agreement regarding Dispute Resolution, Mediation, and Arbitration shall also apply to this Award Agreement.

(c)No Right to Continued Employment. The grant of the Award shall not be construed as giving the Executive the right to be retained in the employ of, or to continue to provide services, to the Company. The receipt of the Award is not intended to confer any rights on the Executive except as set forth herein.
(d)Section 409A of the Code. The Award to be paid to the Executive pursuant to this Award Agreement is intended to, and is reasonably believed to, be exempt from or comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, as well as other tax related laws and regulations and shall be interpreted and construed consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the terms of this Award Agreement (and any compensation payable thereunder) comply with Section 409A, and in no event shall the Company be liable for any taxes, interest, penalties or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
(e)Entire Agreement. Except as contemplated otherwise in this Agreement, this Award Agreement constitutes the entire agreement and understanding between the parties in respect of the subject matter hereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
(f)Severability. In the event that any one or more of the provisions of this Award Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Award Agreement shall not be affected thereby.
(g)Amendment; Waiver. No amendment or modification of any provision of this Award Agreement that has a material adverse effect on the Executive shall be effective unless signed in writing by or on behalf of the Company and the Executive; provided, however, that the Company may amend or modify this Award Agreement without the Executive’s consent to the extent any such amendment or modification is made to cause the Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, to impose any “clawback” provision on the Award in accordance with Section 3, or as otherwise set forth in this Award Agreement.
(h)Assignment. Neither this Award Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Executive.
(i)Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.
(j)Notices. For the purpose of this Award Agreement, notices and all other communications provided for in the Award Agreement shall be in writing and shall be deemed to have been duly given when delivered or three (3) business days after mailing registered mail, return receipt requested, postage prepaid or by recognized courier, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to Neil Rosolinsky, Deputy General Counsel, Litigation & Employment, 30 Montgomery Street, Suite 1330, Jersey City, New Jersey 07302 or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
(k)Counterparts; Effectiveness. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Award Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or electronic pdf.
[signature page follows]

EXECUTIVE

___________________________
Name: ____________
Date: ______________

COMPANY

___________________________
By: Susan LaMonica
Title: Chief Human Resources Officer
Date: ____________
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